Exhibit 9(b)
LEHMAN BROTHERS FUNDS, INC.

AMENDMENT TO TRANSFER AGENCY AGREEMENT


	This Amendment to the Transfer Agency Agreement (the "Transfer Agency Agreement") dated August 2, 1993 by and between Lehman Brothers Funds, Inc. (the "Company") and The Shareholder Services Group Inc. is entered into as of the 27th day of January, 1994.

	WHEREAS, the Company currently anticipates adding several new portfolios to the Company's two existing portfolios, Daily Income Fund and Municipal
Income Fund (together, the "Existing Funds"); and

	WHEREAS, the Transfer Agency Agreement makes reference to the Existing Funds only;

	NOW, THEREFORE, the parties hereto hereby agree to amend the Transfer Agency Agreement as follows:

	1.	The phrase "composed of: Daily Income Fund and Municipal Income
Fund" contained in the first sentence of the introductory paragraph of the Transfer Agency Agreement is hereby deleted and the phrase "on behalf of each investment portfolio offered by the Company and to be offered by the Company" is hereby substituted therefor.

	2.	The first sentence of paragraph (a) of Section 15 of the Transfer
Agency Agreement is hereby deleted in its entirety and the following sentence is substituted therefor:

	"This Agreement shall be effective with respect to a series of the Company as of the day on which such series commences its investment operations and shall continue in effect until August 2, 1995; provided, however, that it may be terminated by the Company in the event of a material breach, as set forth in Section 2 of Schedule D attached hereto."

	3.	All other terms and conditions of the Transfer Agency Agreement shall remain in full force and effect.

* * * * * * * * *


	IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date set forth above.

LEHMAN BROTHERS FUNDS, INC.


By:	/s/ Clinton J. Kendrick
	Name: Clinton J. Kendrick
	Title: Chairman of the Board


THE SHAREHOLDERS SERVICES GROUP INC.


By:	/s/ Michael G. McCarthy
	Name: Michael G. McCarthy
	Title: Vice President


SHARED\GLOBAL\LEHMBROS\AGRMTS\AMENTRAN.DOC